UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2016

COMM 2015-LC23 Mortgage Trust
(Exact name of issuing entity)

Deutsche Mortgage & Asset Receiving Corporation
(Exact name of registrant as specified in its charter)

German American Capital Corporation
Ladder Capital Finance LLC
Cantor Commercial Real Estate Lending, L.P.
Jefferies LoanCore LLC
(Exact names of sponsors as specified in their charters)

Delaware	333-193376-25	04-3310019
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Wall Street	New York, New York	10005
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 250-2500

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. OTHER EVENTS.

On November 17, 2015, a series of mortgage pass-through certificates, entitled COMM 2015-LC23 Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”), was issued by COMM 2015-LC23 Mortgage Trust, a New York common law trust (the “Issuing Entity”), pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2015 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation (the “Registrant”), as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor.

The following information updates the Prospectus Supplement, dated November 16, 2015, supplementing the Prospectus, dated September 3, 2014, each as filed with the Securities and Exchange Commission (“SEC”) with respect to the Mortgage Loan identified as “Equity Inns Portfolio” on Exhibit B to the Pooling and Servicing Agreement, which is an asset of the Issuing Entity:

According to filings with the SEC, on November 15, 2015, American Realty Capital Hospitality Trust, Inc. suspended its primary initial public offering, which had been conducted by RCS as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, Realty Capital Securities, LLC (“RCS”) suspended sales activities it performs pursuant to the dealer manager agreement for American Realty Capital Hospitality Trust, Inc.’s primary initial public offering, effective immediately.

On December 2, 2015, RCS Capital Corporation, which controls RCS, announced that (i) RCS had reached an agreement to settle with the Secretary of the Commonwealth of Massachusetts, Securities Division, which agreement includes the payment by RCS of a fine, (ii) RCS will voluntarily withdraw its broker dealer license in Massachusetts and all other state and Federal jurisdictions and (iii) the board of directors of RCS Capital Corporation had authorized plans to wind down the operations of the RCS wholesale distribution business (which is expected to be completed by the end of the first quarter 2016). On January 4, 2016, RCS Capital Corporation announced an agreement in principle with various creditors to reorganize, which agreement included RCS Capital Corporation implementing a prearranged Chapter 11 filing.

According to filings with the SEC, on January 6, 2016, American Realty Capital Hospitality Trust, Inc.’s board of directors approved the extension of its primary initial public offering to January 7, 2017. However, it was also stated in those filings that: (i) notwithstanding the extension of such primary initial public offering, it is not likely that American Realty Capital Hospitality Trust, Inc. will resume its primary initial public offering; (ii) because such primary initial public offering was American Realty Capital Hospitality Trust, Inc.’s primary source of capital to implement its investment strategy, reduce its borrowings, complete acquisitions, make capital expenditures and pay distributions, American Realty Capital Hospitality Trust, Inc. may require funds in addition to operating cash flow to meet its current capital requirements; and (iii) American Realty Capital Hospitality Trust, Inc.’s inability to meet its capital requirements could cause it to reduce or eliminate distributions, default under its indebtedness and other obligations and otherwise have a material adverse effect on its business and results of operations.

We cannot assure you that the events described above, or any additional charges, proceedings, litigation or investigations that may be brought against companies in the American Realty Capital family, or any principals, officers, directors or employees of the foregoing, will not have a material adverse effect on: (1) American Realty Capital Hospitality Trust, Inc.’s access to any future equity investments; (2) the related borrowers’ ability to satisfy their obligations under the related mortgage loan documents, including the payment of required deposits into the property improvement plan (“PIP”) reserve account and their obligations to complete the PIPs under the related franchise agreements; or (3) the related borrowers’ ability to satisfy required payments to W2007 Equity Inns Partnership, L.P. and W2007 Equity Inns Trust (collectively, “Equity Inns PE Member”) under the preferred equity documents. Any such failure to raise capital may result in, among other things: (A) a default under the mortgage loan documents and/or related franchise agreements, or (B) a breach under their preferred equity agreement, which could result in a change of control of the related borrowers. In addition, in light of the events and circumstances described above or any future related events and circumstances, even if all required disbursements were made to the Equity Inns PE Member, we cannot assure you that a change of control event would not occur.

There can be no assurances as to the outcome of any of the events described above or any pending or future events or litigations, or the possible impact of these events or litigations on the guarantor or the borrowers. There also can be no assurances that similar litigations will not be brought against the guarantor or any other of the borrowers’ affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deutsche Mortgage & Asset Receiving Corporation By:/s/ Helaine Kaplan Name: Helaine Kaplan Title: Managing Director By:/s/ Matt Smith Name: Matt Smith Title: Director

Date: January 19, 2016